EXHIBIT 99.1

Contact:	Financial Inquiries:	Media Inquiries:
	Steven E. Dietrich	John W. Mangan
	(503) 274-2300	(503) 701-7503

CROWN PACIFIC ANNOUNCES LENDER FORBEARANCE

PORTLAND, ORE. — June 6, 2003 — Crown Pacific Partners, L.P. (OTCBB: CRPP.OB), an integrated forest products company, today announced that is has entered into forbearance agreements with its bank lenders and bondholders through June 15, 2003 while it continues its previously announced recapitalization discussions with these lenders.  Crown Pacific sought and received this forbearance from its lenders because the Partnership did not make interest payments due on these lenders’ debt in late May and early June.  The Partnership cannot predict whether it will be successful in its recapitalization efforts.  If the Partnership is not successful in negotiating a recapitalization with its lenders, as previously disclosed, it will likely seek protection through a Chapter 11 bankruptcy proceeding to protect the interests of all stakeholders.

Throughout this process, the Partnership intends to remain a reliable supplier of its products to customers, and does not expect any interruption to its operations as a result of a recapitalization.

About Crown Pacific

Crown Pacific Partners, L.P. is an integrated forest products company. Crown Pacific owns and manages approximately 524,000 acres of timberland in Oregon and Washington, and uses modern forest practices to balance growth with environmental protection. Crown Pacific operates mills in Oregon and Washington, which produce dimension lumber, and also distributes lumber and building products through its Alliance Lumber segment.

Crown Pacific’s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations — as well as the substantial capital resources required to fund its operations and the uncertainty regarding our ability to negotiate and execute a recapitalization with our lenders.  Other risk factors include environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, economic changes in the regions where Crown Pacific’s products or substitute products are sold, including Southeast Asia and Japan, and the increase in the value of the U.S. dollar against foreign currencies.  These and other risks are described in Crown Pacific’s registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from Crown Pacific or the United States Securities and Exchange Commission.

Forward-Looking Statements

Information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Crown Pacific’s expectations, forecasts, hopes, beliefs, predictions, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage and property sales.